Janet Lee July 17, 2025 Page 1 of 4

VIA E-MAIL
July 17, 2025
Dear Janet,
I am pleased to offer you the position of General Counsel & Corporate Secretary (“GC”) of Synopsys, Inc. (“Synopsys” or the “Company”). This is a regular full-time exempt position reporting to Sassine Ghazi, Chief Executive Officer & President. As GC, you will be a member of the Executive Leadership Team and a member of Corporate Staff. In your role as GC, you will be the most senior executive and employee in the Company in all legal and regulatory matters, and you will have the duties and responsibilities described in Exhibit A attached to this letter agreement.
Please review this letter carefully as we request you sign and return it.
Section 1 – Start Date
Unless we arrange separately, your first day of employment will be on the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, Alta Acquisition Corp, and ANSYS, Inc. (“ANSYS”), dated as of January 15, 2024 (the “Merger Agreement”, and such date of the consummation of such contemplated transactions, the “Closing” and such first day of employment, your “Start Date”). You will be based in the Pittsburgh, PA office and will travel to Synopsys headquarters in Sunnyvale, CA as necessary.
You understand that your employment with the Company requires your undivided attention and effort, and that you must always be loyal to Synopsys and act in its best interests. We value executive involvement in civic, charitable, professional, and academic activities and committees of outside entities, including service on one public board of directors, provided that such activities do not create a potential or actual conflict of interest or interfere with the performance of your duties to the Company. Such activities are subject to prior approval by the Company, which approval shall not unreasonably be delayed, conditioned, or denied.
Section 2 – Cash Compensation
2.1        Base Compensation: Your starting base compensation is $410,000 per year, subject to applicable taxes and deductions. Your base compensation will be paid bi-weekly and is subject to periodic review and adjustment at the discretion of the Company.
2.2        Bonus: You will participate in our Executive Incentive Plan (the “EIP”), with a target bonus of 90% of your base compensation, which will be prorated in accordance with your time in position during the fiscal year. The Company may make adjustments to the targeted amount of your bonus and may amend or replace the EIP at any time. Your bonus, if any, will be payable in the fiscal year following the close of the performance year, provided that you are employed and in good standing with the Company through the date of the payment and satisfy the terms and conditions of the applicable bonus plan. Notwithstanding the foregoing, for the bonus relating to the fiscal year in which the Closing occurs, you will receive: (i) a 100% target bonus pursuant to ANSYS’ bonus plan to be paid within 30 days of your start date with Synopsys (ii) your pro-rated bonus pursuant to the EIP, determined by multiplying your actual bonus pursuant to the EIP for such year by a fraction, the numerator of which is the number of days

Janet Lee
July 17, 2025

during such year that occur following the Closing and the denominator of which is 365, payable when EIP bonuses are payable to other similarly situated employees of the Company.
Section 3 – Equity Compensation
3.1        Total Equity Award: In connection with your employment by the Company, we will recommend to our Compensation and Organizational Development Committee (the “Committee”) that you be issued a new hire equity award with an aggregate grant date value of $3,000,000, as outlined in Section 3.1.1 below (the “New Hire Award”). The grant date value of Synopsys equity grants is determined in accordance with our standard policies. In addition, the terms of these equity grants are governed exclusively by the Company’s 2006 Employee Equity Incentive Plan, as amended, and the grant agreements applicable to such grants (collectively, the “Award Documents”). You will need to accept the terms of these grants through your E*Trade account in order to be eligible to vest in and retain such grants. The grant date value described in this Section 3 does not represent the actual value that you may realize upon vesting or exercise of the grants, which may be more or less. Any and all equity grants whenever made to you are determined by, and subject to the approval of, the Committee in its sole discretion.
3.1.1        Restricted Stock Units (RSUs): You will be eligible to receive the New Hire Award in the form of an RSU award with a grant date value of $3,000,000. These RSUs shall vest in three equal annual installments over a three-year vesting schedule measured from the vesting commencement date, subject to your continuous service to the Company on the applicable vesting date and shall have such other terms and conditions as set forth in the Award Documents.
3.1.2        Fiscal 2026 Equity Awards: In addition to the New Hire Award, subject to satisfactory performance and your continued employment as our GC, we will recommend to the Committee that you receive annual equity grants in the Company’s 2026 fiscal year having a grant date value of no less than $2,500,000, in such mix of equity types, and with such terms and conditions that will be determined consistently with the process for other similarly situated Synopsys executives.
3.1.3        Legacy Equity Awards: Any outstanding legacy ANSYS equity awards that are converted into Synopsys equity awards pursuant to the Merger Agreement (such Synopsys equity awards, the “Legacy Equity Awards”) shall be subject to the same terms and conditions as were applicable to such ANSYS equity awards prior to the Closing, provided that (i) all references to the “Company” in ANSYS’ 2021 Equity and Incentive Compensation Plan, the Fourth Amended and Restated 1996 Stock Option and Grant Plan and the Fifth Amended and Restated 1996 Stock Option and Grant Plan, to the extent applicable, and each award agreement thereunder (such plans and award agreements collectively, the “Legacy Equity Award Agreements”), will be deemed to be references to Synopsys, (ii) pursuant to the Merger Agreement, to the extent that such equity awards vest on the basis of time and the achievement of performance targets, the requirement that performance metrics must be achieved will not apply from and after the Closing and such equity awards will vest solely on the basis of time in accordance with the time-based vesting schedule set forth in the Legacy Equity Award Agreements, and (iii) upon your permanent Disability (as defined in the Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended) or death, a termination of your employment with Synopsys without Cause, or by you for Good Reason (each of “Cause” and “Good Reason”, as defined in the ANSYS Severance Plan, as defined below) within thirty-six (36) months following the Closing, any such Legacy Equity Awards that remain outstanding and unvested shall vest, subject to your execution and effectiveness (without revocation) of a Release (as defined in the ANSYS Severance Plan) within 53 days following the date that the Company delivers the Release to you for your signature.
Section 4 – Other Benefits
4.1        Employee Benefit Plans: You will be eligible to participate in Synopsys’ comprehensive benefits plans, which include healthcare and wellness benefits, life insurance, employee stock purchase plan, 401(k), time off, deferred compensation plan, and other valuable programs. Company benefits are

Janet Lee
July 17, 2025

outlined in Synopsys’ benefits guide, which will be provided upon commencement of your employment. The Company reserves the right to change and/or modify its benefits offerings at any time.
4.2    Legacy Severance Plan: The Company acknowledges and agrees that you currently participate in the ANSYS, Inc. Tier Two Executive Severance Plan (the “ANSYS Severance Plan”). Except as set forth below, by executing this letter agreement and commencing employment on the Start Date hereunder, you acknowledge and agree that the terms and conditions of this offer as described in this letter do not give rise to a Good Reason condition as outlined in the ANSYS Severance Plan. For the avoidance of doubt, you retain your right to accelerated vesting of Legacy Equity Awards upon certain qualifying terminations of employment as described in Section 3.1.3 of this letter. Except as set forth below, you further acknowledge and agree that you shall no longer be eligible to participate in the ANSYS Severance Plan following the Start Date and will instead participate in the Severance Benefit Plan and Change in Control Plan set forth in Sections 4.3 and 4.4, below.
4.3    Severance Benefit Plan: With effect as of the Start Date, you will be eligible to participate in the Company’s Executive Severance Benefit and Transition Plan (the “Severance Benefit Plan”), subject to all of the terms and conditions of such plan as in effect from time to time as will be applied to you as they are applied to other similarly situated Synopsys executives.
4.4    Change in Control Plan: With effect as of the Start Date, you will be eligible to participate in the Company’s Executive Change of Control Severance Benefit Plan (the “Change in Control Plan”), subject to all of the terms and conditions of such plan as in effect from time to time as will be applied to you as they are applied to other similarly situated Synopsys executives.
Section 5 – Corporate Staff Policies
5.1        Share Ownership: You will be required to comply with share ownership guidelines maintained by the Company from time to time. In general, the current policy requires you to acquire and hold at least 6,500 shares of the Company’s common stock (or a greater number of shares with a minimum value of $1,100,000 in the event of certain stock price declines) within four years from your Start Date. Further details will be provided to you upon commencement of your employment.
5.2        Compensation Recovery: You will be required to comply with the Company’s Executive Officer Compensation Recovery Policy and any other compensation recovery policies maintained by the Company from time to time and applicable to similarly situated executives. In general, the current policy allows the Company to require reimbursement of all or a portion of any compensation received by you if the compensation was predicated upon achieving certain financial results that were subsequently restated and otherwise in accordance with applicable securities regulations.
Section 6 – Contingencies
6.1        Representation and Obligations: This offer is contingent upon your representation that you are not subject to any confidentiality, non-competition agreement, or a similar type of restriction that may affect your ability to devote your full time and attention to your work with the Company. If you have entered into any agreement that may limit your ability to work for or on behalf of the Company, please provide a copy of such agreement as soon as possible.
6.2        Employment Agreement and Code of Ethics and Business Conduct: This offer is contingent upon your entering into the Company’s Proprietary Information, Arbitration, and Employment Agreement, which will be provided to you in advance of your Start Date. By accepting this offer of employment, you also agree to abide by the Company’s Code of Ethics and Business Conduct as in effect

Janet Lee
July 17, 2025

from time to time. You also agree to observe all other rules and regulations that the Company has, or may establish, governing the conduct of its business and/or its employees, including but not limited to our Insider Trading Policy and Section 16 Officer and Director Trading Procedures.
6.3        Other Contingencies: This offer is contingent upon (i) your return of a signed copy of this offer as promptly as possible following the Closing, (ii) the approval by the Compensation and Organizational Development Committee, and (iii) your ability to provide Synopsys with documents to verify your identity and your legal right to work in the United States. You must present this documentation on or prior to your Start Date. Further, this offer and the agreements set forth herein are null and void ab initio in the event that: (i) the Closing fails to occur, or (ii) Synopsys fails to issue New Hire Awards or convert the Legacy Equity Awards as described in Section 3 above prior to the thirtieth (30th) day following the first open trading window following the Closing.
Section 7 – General
7.1        Equal Opportunity Employer: At Synopsys, we pride ourselves on having a workforce with diverse backgrounds, experience, and ideas that collectively contribute to greater opportunities for innovation. We are an equal opportunity employer and prohibit discrimination against applicants and employees on the basis of any protected status. This policy applies to all terms and conditions of employment, including hiring, compensation, benefits, employee development, promotion, disciplinary action, transfer, educational assistance, and termination.
7.2        At-Will Employment: This offer of employment is one of employment-at-will, which means that the employment relationship is for an indefinite term and either you or the Company may end the employment relationship at any time, for any reason, with or without notice. While other terms and conditions of your employment contained in various policies and programs are subject to change with or without notice, your signature below signifies that you understand that this “at-will” relationship can be changed only by written agreement expressly for that purpose, signed by the Company’s Chief Executive Officer, or such officer’s appointed designee. In addition, you acknowledge and agree that the Company is free to change any of the terms and conditions of your employment at any time. Your signature further indicates that you acknowledge and agree that this Section 7.2 constitutes the complete understanding between you and Synopsys on the subject of how and when the employment relationship can be terminated or changed, and supersedes any and all prior discussions, agreements, and understanding between you and Synopsys, whether oral, written or implied.
Sincerely,

/s/ Jill Larsen
Jill Larsen
Chief People Officer

I accept this offer.
/s/ Janet Lee
Janet Lee

July 17, 2025
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